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                                                                      EXHIBIT 12

                              STONEPATH GROUP, INC.
              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                           REGULATION S-K ITEM 503(D)
                                 (IN THOUSANDS)

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
                                                                                          SIX MONTHS ENDED
                                                                                            JUNE 30, 2006
                                                                                          ------------------
EARNINGS
Pre-tax income (loss) before minority
interests or income/(loss) from equity investees                                          $          (1,905)
Add: Fixed charges                                                                                    4,532
Add: Amortization of capitalized interest
Add: Distributed income of equity investees                                                              --
Add: Share of pre-tax losses of equity investees                                                         --
Less: Interest capitalized                                                                               --
Less: Preference security dividend requirements of consolidated subsidiaries                             --
Less: Minority interest in pre-tax income of subsidiaries that have
not incurred fixed charges                                                                             (271)
                                                                                          -----------------
                                                  TOTAL EARNINGS                          $           2,354
                                                                                          -----------------

FIXED CHARGES
Interest expensed and capitalized                                                         $           2,938
Add: Amortized premiums, discounts and capitalized expenses related to indebtedness                      --
Add: Estimate of the interest within rental expense (a)                                               1,594
Add: Preference security dividend requirements of consolidated subsidiaries (pre-tax)                    --
                                                                                          -----------------
                                             TOTAL FIXED CHARGES                          $           4,532
                                                                                          -----------------

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS                                   0.52

DEFICIENCY                                                                                $           2,178

(a) Total rent expense                                                                    $           4,830
Percentage                                                                                               33%
                                                                                          -----------------
Estimated interest portion of rent expense                                                $           1,594
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